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                                                                   EXHIBIT 10.14

Date:




Dear              :

This letter shall serve to confirm the agreement between Del Global Technologies Corp. (the "Corporation") and you regarding payments to be made to you in the event of a Change in Control, as hereinafter defined, of the Corporation.

In the event of a Change of Control of the Corporation at any time during your employment by the Corporation, and you are not offered substantially the equivalent executive position with the equivalent compensation package by the Corporation or its successor, followed by your employment by the Corporation, and (i) being terminated for any reason whatsoever, or (ii) in the event you are offered substantially the equivalent executive position with the equivalent compensation package by the Corporation or its successor, followed by your employment being terminated within twenty-four (24) months for any reason whatsoever either by you or by the Corporation and/or its successor shall be obligated to pay to you an amount equal to (x) two (2) times your annual salary to be paid to you for the fiscal year in which such termination occurs, plus (y) the amount of the bonus paid to you for the immediately preceding fiscal year. In the event of your termination pursuant to (i) above, the payment of the above amount shall be made as soon as practicable after the Change of Control is effective, but in no event more than ninety (90) days after the effective date of the Change in Control. In the event of your termination to (ii) above, the payment of the above amount shall be made as soon as practicable after the effective date of such termination, but in no event more than ninety (90) days after such termination. In addition, in the event of a Change in Control of the Corporation, all stock options of the Corporation granted to you which have not vested shall be immediately vested.



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The term "Change in Control" as used herein shall mean (i) the sale by the
Corporation of all or substantially all of the assets or securities of the Corporation and its subsidiaries taken as a whole, (ii) the dissolution, statutory merger or consolidation, the purchase, sale, tender or exchange of all or substantially all of the equity securities or rights to acquire equity securities of the Corporation and its subsidiaries taken as a whole or the purchase, sale or exchange of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole, (iii) a "person", as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the "1934 Act"), becoming the "beneficial owner", as defined in Rule 13d-3 under the 1934 Act, directly or indirectly, of securities of the Corporation which permit such person to elect a majority of directors of the Corporation, or
(iv) any other contractual relationship or other technique or device employed to accomplish a change in the control of the Corporation or all or substantially all of its assets.

This Agreement shall not be deemed to confer any employment or equity rights upon you.

This Agreement may be executed in counterparts, each of which shall constitute an original. All documents and signatures required hereunder may be delivered or exchanged by telecopy and telecopied signatures shall be effective as original thereof.

If the foregoing accurately reflects the terms of our Agreement, please so indicate by signing where set forth below.

Very truly yours,

DEL GLOBAL TECHNOLOGIES CORP.



By:
    -----------------------------
      Samuel E. Park
      President and CEO


Accepted and agreed to this _____ day of ________ 2001.




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